EXHIBIT (8)(C)


                       CUSTODIAN AGREEMENT
                      REVISED FEE SCHEDULE
                       as of March 1, 1997

Firstar Trust Company
P.O. Box 701
Milwaukee, WI 53201

Gentlemen:

          You currently provide custodian services to the Money Market Fund, Tax-Exempt Money Market Fund, U.S. Government Money Market Fund, U.S. Treasury Money Market Fund, Institutional Money Market Fund, Short-Term Bond Market Fund, Intermediate Bond Market Fund, Tax-Exempt Intermediate Bond Fund, Bond IMMDEX/TM Fund, Balanced Fund, Growth and Income Fund, Equity Index Fund, MidCore Growth Fund, Special Growth Fund, MicroCap Fund, and International Equity Fund (the "Funds") of Portico Funds, Inc. (the "Company") pursuant to a Custodian Agreement dated July 29, 1988 as amended (the "Agreement"). Pursuant to Paragraph 12 of the Agreement, your compensation for the services provided to the Funds under the Agreement shall be determined in accordance with the Fee Schedule attached hereto.

          Please sign two copies of this letter where indicated to signify your agreement to the compensation terms set forth on the attached Fee Schedule for the Funds.

                                   Sincerely,

Dated: March 1, 1997               PORTICO FUNDS, INC.

                                   BY: /s/ Mary Ellen Stanek
                                       ----------------------
                                   Title:  Authorized Officer


ACKNOWLEDGED AND AGREED:

FIRSTAR TRUST COMPANY

By: /s/ Joseph Neuberger                Dated: March 1, 1997
    ----------------------
Title: Vice President



                      FIRSTAR TRUST COMPANY
                      MUTUAL FUND SERVICES
     MUTUAL FUND CUSTODIAL AGENT SERVICE ANNUAL FEE SCHEDULE
                               FOR
                       PORTICO FUNDS, INC.
                       as of March 1, 1997

Annual Fee Schedule - Applied to Portico total assets at the following rate:
-------------------
     0.02%   on first $2 billion
     0.015%  on next $2 billion
     0.01%   on balance in excess of $4 billion

Investment Transaction Fees - Applied to each Portico Fund listed below*:
---------------------------
    $12.00      per Book Entry Securities (Depository or Federal Reserve System)
    $25.00      per Definitive Security (Physical)
    $75.00      per Euroclear
    $ 8.00      per Principal reduction on pass-through certificates
    $35.00      per Option/Futures Contract
    $10.00      per Variation margin transaction
    $25.00      per Mutual Fund trade
    $12.00      per Federal wire deposit or withdrawal
    $12.00      per Commercial Paper
    $12.00      per Repurchase Agreement

Extraordinary expenses based on time and complexity involved.

Out-of-Pocket Expenses:  Charged on the account

Fees are billed monthly based on the net asset value at the beginning of the month.

*List of Portico Funds
 ---------------------
    Money Market Fund                   Tax-Exempt Money Market Fund
    U.S. Government Money Market Fund   U.S. Treasury Money Market Fund
    Institutional Money Market Fund     Short-Term Bond Market Fund
    Intermediate Bond Market Fund       Tax-Exempt Intermediate Bond Fund
    Bond IMMDEX/TM Fund                 Balanced Fund
    Growth & Income Fund                Equity Index Fund
    MidCore Growth Fund                 Special Growth Fund
    MicroCap Fund                       International Equity Fund